Exhibit i.3

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 Fax 414-273-5198 www.gklaw.com

January 15, 2007

Kopp Funds, Inc.

7701 France Avenue South, Suite 500

Edina, Minnesota  55435

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of Series A shares of Kopp Funds, Inc. dated September 8, 1997 and our opinion regarding the sale of Series B shares of Kopp Funds, Inc. dated June 25, 2004.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

Offices in Milwaukee, Madison, Waukesha, Green Bay and Appleton, WI; Washington, DC; and Shanghai, PRC

Godfrey & Kahn is a member of Terralex®, a Worldwide Network of Independent Law Firms